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                                                                   Exhibit 99(b)

                      AMENDED AND RESTATED ESCROW AGREEMENT
                FOR FANZ ENTERPRISES, INC. PUBLIC OFFERING FUNDS


         This Amended and Restated Escrow Agreement For FanZ Enterprises, Inc. Public Offering Funds (this "Amended and Restated Agreement"), dated July 19, 2001 is by and between FANZ ENTERPRISES, INC., a Delaware corporation, (hereinafter referred to as the "Company") and FIRSTAR BANK, N.A., Corporate Trust Department, Milwaukee, Wisconsin (hereinafter referred to as the "Escrow Agent"), or its successor, represent and agree as follows:

         WHEREAS, the Company is offering up to 2,500,000 shares of its common stock par value $.01 per share (hereinafter referred to as "Shares") in a public offering made pursuant to a Registration Statement on Form SB-2 and Prospectus filed with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended (hereinafter referred to as the "Public Offering") and the Company has filed applications to register securities with the applicable authorities of states in which the Public Offering will be made;

         WHEREAS, the Company desires to meet the requirements of the Securities Act of 1933 and the various state regulatory statutes and regulations, and desires to protect the investors in the Public Offering by providing, under the terms and conditions herein set forth, for the return to subscribers of the money which they may pay on account of subscriptions of Shares in the Public Offering if the Minimum Escrow Deposit (as hereinafter defined) is not deposited with the Escrow Agent or if the Minimum Equity Investment Level (as hereinafter defined) is not achieved by the Company;

         WHEREAS, the Company and the Escrow Agent entered into an Escrow Agreement for FanZ Enterprises, Inc. Public Offering Funds, dated February 15, 2001 (the "Agreement");

         WHEREAS, the Company and the Escrow Agent entered into the First Amendment to the Escrow Agent entered into an Escrow Agreement for FanZ Enterprises, Inc. Public Offering Funds, dated June 11, 2001 (the "Amendment");

         WHEREAS, the Company has been requested by the National Association of Security Dealers to further revise the Agreement as a pre-condition to approval of the Company's Public Offering; and

         WHEREAS, the Company and the Escrow Agent desire that the Agreement and the First Amendment shall be replaced with this Amended and Restated Agreement, and that, as of the date of execution of this Amended and Restated Agreement, the Agreement and First Amendment shall be terminated and of no effect.

         NOW, THEREFORE, in consideration of the recitals and the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Until the Initial Closing has been held, all proceeds from offers or sales of Shares in the Public Offering shall be delivered to the Escrow Agent by noon of the next business day following receipt of such money by the Company and any broker/dealers working on behalf of



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the Company, endorsed (if appropriate) to the order of the Escrow Agent, together with an appropriate written statement setting forth the name, address and social security number of each person subscribing Shares, the number of Shares subscribed, and the amount paid by each such subscriber.

         2. To the extent any such proceeds are deposited with the Escrow Agent in accordance with Section 1 in the form of uncollected checks, the Escrow Agent promptly shall present the checks for collection through customary banking and clearing house facilities. The Escrow Agent shall invest all cash or collected funds deposited with it as soon after receipt as is reasonable in an account (sometimes hereinafter referred to as the "Escrow Account") and shall reinvest said funds, principal and interest, in a money market account which invests exclusively in short-term U.S. Treasury obligations, such as the Firstar U.S. Treasury Money Market Fund, or upon the sale or maturity of any securities or assets purchased hereunder, all such investments or reinvestments to be as directed by the Company and only in short-term government obligations, securities issued or guaranteed by government agencies, money market accounts investing only in government obligations or government agency securities, and time or demand deposits in commercial banks. The Escrow Agent shall, upon written request therefor, provide the Company with a list of the securities and assets then on hand, their identification, location and maturity date, together with a complete accounting of the total cash income earned by such securities or others previously purchased, sold or matured, as interest or otherwise. The Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.

         3. Unless and until the amounts so deposited in the Escrow Account shall equal at least the Minimum Escrow Deposit (as hereinafter defined), all amounts so deposited in the Escrow Account shall not become the property of the Company, or be subject to the debts of the Company, or any other person. Notwithstanding the previous sentence, unless and until the Company has provided the Escrow Agent with satisfactory evidence, in the form of an executed acknowledgement from the Company, of achieving the Minimum Equity Investment Level (as hereinafter defined), all amounts so deposited in the Escrow Account in excess of the Equity Deposit Threshold shall not become the property of the Company, or be subject to the debts of the Company, or any other person.

         4. The Escrow Agent shall send a written notice to the Company every seven days acknowledging the receipt of and the amount of the deposited funds from the Company, along with a cumulative total to date of all deposited funds received from the Company. The Escrow Agent shall give the Company prompt written notice when funds deposited in the Escrow Account total the Minimum Escrow Deposit and when they total the Equity Deposit Threshold. No certificate of deposit, stock certificates or any other instrument or document representing any interest in the deposited funds shall be issued by the Escrow Agent.

         5. (a) The Escrow Agent shall compute the amount of interest earned on funds deposited with the Escrow Agent upon request by the Company, until both
(i) the attainment of the Minimum Escrow Deposit and (ii) the Escrow Agent receives satisfactory evidence that the Company has achieved the Minimum Equity Investment Level.

            (b) In the event the Minimum Escrow Deposit is not reached prior to the termination of this Agreement, the Escrow Agent shall compute the amount of interest earned on



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the funds deposited with the Escrow Agent for each subscriber for Shares based pro rata on the average daily rate for the number of days that funds received from such subscriber are held in the Escrow. At the time funds are paid by the Escrow Agent to the Company as provided in Section 8, the Escrow Agent shall report to the Company the amount of interest computed with respect to all of the escrowed funds. The interest shall be paid to the Company, together with the payment of funds to the Company, at all disbursements to the Company as provided in Section 8.

            (c) If the funds held in the Escrow Account are returned to the subscribers as provided in Section 9, the Escrow Agent shall pay to each of the subscribers the amount of interest earned on the funds of each subscriber, computed as provided in the foregoing paragraph.

         6. The Escrow Period is the period beginning on the date of this Agreement and ending on the earlier of (i) the date the escrow funds are completely disbursed pursuant to Sections 8 or 9 of this Agreement or (ii) the Termination Date. The Termination Date is the date nine (9) months after the date of effectiveness of the Registration Statement, unless the Termination Date is extended. The Company may extend the Termination Date for a period not to exceed ninety (90) days.

         7. Until termination of the Escrow Period as described in Section 6, or until payment of the Escrow Account proceeds of the Public Offering over to the Company, subscribers in the Public Offering whose funds are held in the Escrow Account will be deemed to be only subscribers for Shares, in view of the fact that no Shares will be issued and distributed to such subscribers until such Escrow Account proceeds are paid over to the Company at closings held for that purpose.

         8. The deposited funds shall only be released to the Company in one of the following manners:

            (a) Upon receiving written approval from the Company during the Escrow Period, the Escrow Agent shall disburse all the funds on deposit to the Company on its demand, if at the time of the demand the aggregate amount deposited in the Escrow Account shall equal or exceed Ten Million Dollars ($10,000,000) in subscription proceeds (exclusive of interest, hereafter "Minimum Escrow Deposit") but not exceed Fifteen Million Six Hundred Thousand Dollars ($15,600,000) (the "Equity Deposit Threshold"). Any amounts deposited with the Escrow Agent subsequent to receipt of the Company's demand under this section shall be disbursed by the Escrow Agent to the Company on its written demand, provided however that if the aggregate deposited funds exceeds the Equity Deposit Threshold at any time, the funds deposited with the Escrow Agent subsequent to receipt of the Company's demand shall be returned to the subscriber as provided for under Section 9(b). Upon the making of the disbursement of all deposited funds, plus interest, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.

            (b) Upon receiving written approval during the Escrow Period from the Company stating which subscriptions shall be accepted, the Escrow Agent shall disburse to the Company on its demand only the deposited funds corresponding to the list of subscribers provided by the Company up to and including the Equity Deposit Threshold amount, if at the time of the demand the aggregate amount deposited in the Escrow Account shall exceed the



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Equity Deposit Threshold and the Company has not delivered to the Escrow Agent satisfactory evidence of receiving an additional capital contribution in an amount at least equal to Two Hundred Thirty-Five Thousand Dollars ($235,000) from Jackson Roscoe Motorsports L.L.C. (the "Minimum Equity Investment Level"). If the Company has not delivered satisfactory evidence of reaching the Minimum Equity Investment Level at the time of delivering its demand as provided for in this section, the Escrow Agent shall return all deposited funds in excess of the Equity Deposit Threshold to the subscribers in the manner provided for under
Section 9(b). Any amounts deposited with the Escrow Agent subsequent to receipt of the Company's demand under this section shall also be returned by the Escrow Agent to the subscriber as provided for under Section 9(b). Upon the making of the disbursement of all deposited funds, plus interest, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.

            (c) At the time (and in the event) that, during the Escrow Period, both the aggregate amount deposited in the Escrow Account shall exceed the Minimum Escrow Deposit and the Company has delivered satisfactory evidence of receiving the Minimum Equity Investment Level, the Escrow Agent shall, after receiving written approval form the Company, disburse all the funds on deposit to the Company on its demand. Any amounts deposited with the Escrow Agent subsequent to attainment of the preceding two conditions shall be disbursed by the Escrow Agent, after receiving written approval of the Company, to the Company on its demand. Upon the making of the disbursement of all deposited funds, plus interest, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.

         9. (a) If the Escrow Period has ended and the Minimum Escrow Deposit has not been attained, the Escrow Agent shall return to each of the subscribers of the Shares in the Public Offering, as promptly as possible after such termination of the Escrow Period and on the basis of its records pertaining to the Escrow Account, the sum each subscriber initially paid on account of subscriptions of the Shares in the Public Offering and shall also distribute interest as provided in Section 6 hereof.

            (b) If the Escrow Period has ended and the Minimum Escrow Deposit has been attained but the Company has not provided satisfactory evidence of achieving the Minimum Equity Investment Level, the Escrow Agent shall return to each of the subscribers of the Shares in the Public Offering whose subscription caused the deposited funds to exceed the Equity Deposit Threshold in the aggregate, as promptly as possible after such termination of the Escrow Period and on the basis of its record pertaining to the Escrow Account, the sum each such subscriber initially paid on account of the subscriptions of the Shares in the Public Offering and shall also distribute interest as provided in Section 5(c) hereof.

            (c) Each amount paid or payable to each subscriber pursuant to this section shall be deemed to be the property of each such subscriber free and clear of any and all claims of the Company, any agents employed by the Company, or any other person or of any creditors of the Company, any such agents, or such other persons; and the respective subscriptions of the Shares made and entered into in the Public Offering shall thereupon be deemed, IPSO FACTO, to be canceled without any further liability of the subscribers or any of them to pay for the Shares subscribed. At such time as the Escrow Agent shall have made the payments and remittances,



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and given all notices provided for in this section, the Escrow Agent shall be completely discharged and released of any and all further liability and responsibilities hereunder.

         10. The Company will deliver a copy of the Prospectus to the Escrow Agent within two weeks of the effective date of the Registration Agreement. The Escrow Agent will have no responsibility to examine the Prospectus with regard to the Escrow Account or otherwise.

         11. The Escrow Agent shall be compensated as set forth on EXHIBIT A hereof. The Escrow Agent shall not receive compensation with respect to subscribers whose funds are paid directly to the Company after both the Minimum Escrow Deposit and the Minimum Equity Investment Level are reached. It is understood and agreed that the Escrow Agent and/or Firstar Investment Research and Management Company, an affiliate of the Escrow Agent, will receive fees from the First U.S. Treasury Money Market Fund, if that fund is used by the Escrow Agent, for their services as investment advisor, custodian, transfer agent and fund accountant and that the Escrow Agent will share in a portion of these fees.

         12. The Company does hereby agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees, which may be imposed upon the Escrow Agent in connection with its acceptance or appointment hereunder for the performance of its duties, including any litigation arising from this Amended and Restated Agreement or involving the subject matter hereof. This Amended and Restated Agreement to indemnify and hold harmless, however, shall not absolve the Escrow Agent in the event of any damages, losses, claims, liabilities or expenses as herein contemplated in the event they are the result of the Escrow Agent's own negligence or willful default.

         13. Any notices provided for herein, or which any party hereto may desire to give to any other party, may be given by registered or certified mail, return receipt requested, postage prepaid, or orally or by telephone if confirmed in writing, to the respective parties at the respective addresses stated below:

         TO THE COMPANY:                        FanZ Enterprises, Inc.
                                                3020-I Prosperity Church Road, Suite 293
                                                Charlotte, NC 28269-7197
                                                Attention:  J. Roe Hitchcock, Chief Executive Officer
                                                Telephone: (317) 815-1128

         TO THE ESCROW AGENT:                   Firstar Bank, N.A.
                                                Corporate Trust Department
                                                1555 North River Center Dr., Suite 301
                                                Milwaukee, Wisconsin  53212
                                                Attention:  Mike Herberger, Vice President
                                                Telephone:  (414) 905-5008

         Notices given my mail shall be deemed to have been given when mailed in accordance herewith.



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         14. The validity, interpretation and construction of this Amended and
Restated Agreement and of each part hereof shall be governed by the laws of the
State of Delaware.

         15. The proceeds deposited with the Escrow Agent are not subject to claims of the creditors of the Company, affiliates, associates or selling agents until the proceeds have been released to the Company pursuant to the terms of this Amended and Restated Agreement.

         16. The administrators of the states securities agencies participating in the Coordinated Equity Review program shall have the right to inspect and make copies of the records of the Escrow Agent at any reasonable time wherever records are located.

         17. The Escrow Agent will notify the following parties in writing when the proceeds are released from the Escrow Account, through a signed affidavit executed by the Escrow Agent accompanied by a copy of the written approval from the Company requesting disbursement:


         Thomas E. Alberts                       Scott A. Rugen
         Director of Registrations               Securities Analyst
         State of Iowa                           Delaware Department of Justice
         Iowa Securities Bureau                  Division of Securities
         340 Maple St.                           820 North French St., 5th Floor
         Des Moines, Iowa 50319-0066             Wilmington, Delaware 19801

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of this 19th day of July, 2001.


                                       FANZ ENTERPRISES, INC.


                                       By:  /s/ Frederick L. Mcdonald, II
                                           -------------------------------------
                                             Frederick L. McDonald, II
                                             President


                                       FIRSTAR BANK,  N.A., CORPORATE  TRUST
                                       DEPARTMENT,  MILWAUKEE WISCONSIN


                                       By:  /s/ Steven J. Peterson
                                           -------------------------------------
                                              Name:   Steven J. Peterson
                                                    ----------------------------
                                              Title:     Trust Officer
                                                      --------------------------




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                                    EXHIBIT A
                                    ---------
                                       TO
                                       --
          FANZ ENTERPRISES, INC. AMENDED AND RESTATED ESCROW AGREEMENT
          ------------------------------------------------------------


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
Initial one-time fee for appointment                                                    $3,000
         - includes initial document review and account set-up
           through final funds disbursement once funding levels
           are met
         - does not include reimbursable expenses such as postage
           Fed-X or wire transfer charges should they be incurred
           by Firstar on your behalf

Checks issued back to the investors                                             $30.00 per check